Exhibit 5.1

ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004 TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, DC 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

March 14, 2023

Toro Corp.

223 Christodoulou Chatzipavlou Street

Hawaii Royal Gardens

3036 Limassol, Cyprus

Ladies and Gentlemen:

We have acted as Marshall Islands counsel to Toro Corp., a corporation organized under the laws of the Republic of the Marshall Islands (the “Company”), in connection with the Company’s Registration Statement on Form F-1, as filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 14, 2023, and as thereafter amended, (the “Registration Statement”), with respect to the Company’s offering (the “Offering”) of up to $50 million of the Company’s units (the “Units”), each Unit consisting of (i) one common share of the Company, nominal value $0.001 per share (the “Shares”) and (ii) one Class A Warrant to purchase one Share (the “Warrants”). As used herein, the Shares issuable upon exercise of the Warrants are referred to as the “Warrant Shares”.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus (the “Prospectus”) contained therein, (ii) the Warrants, and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors and officers of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:

1.	The Units have been duly authorized by the Company.

2.	The Shares, when issued, sold and paid for as contemplated in the Prospectus, will be validly issued, fully paid, and non-assessable.

3.	The Warrant Shares, when issued and delivered against payment therefor upon the exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable.

March 14, 2023

This opinion is limited to the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to us under the heading “Validity of Securities,” without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,
/s/ Seward & Kissel LLP